Exhibit 10.10

FIRST AMENDMENT TO THE

DIAMETRICS MEDICAL, INC.

2006 INCENTIVE COMPENSATION PLAN

September 20, 2006

1. The purpose of this First Amendment to the Diametrics Medical, Inc. 2006 Incentive Compensation Plan (this “Amendment”) is to (i) amend the provisions of that certain 2006 Incentive Compensation Plan, effective as of August 11, 2006 (the “Plan”) regarding the number of shares of Common Stock available under such Plan and (ii) add provisions relating to the compensation of non-employee directors.

2. Amendment of Section 1.5. Section 1.5 of the Plan is hereby amended by deleting the number “361,243” in Section 1.5 and replacing such number with 6,592,755.

3. Amendment to Add Non-Employee Director Compensation Plan. The Plan is hereby amended by adding the following Article IVA to the Plan:

“ARTICLE IVA

PROVISIONS RELATING TO NON-EMPLOYEE DIRECTORS

4A.1 Eligibility. Each director of the Company who is not an officer or employee of the Company or any Subsidiary, but excluding any director who is appointed by an class or series of preferred stock of the Company pursuant to the Certificate of Designations establishing such security (a “Non-Employee Director”) shall be granted options to purchase shares of Common Stock and shall be paid annual director fees in accordance with this Article IVA. All options granted under this Article IVA shall constitute Non-Statutory Stock Options.

4A.2 Grants of Stock Options. Each Non-Employee Director shall be granted Non-Statutory Stock Options as follows:

(a) Time of Grant. On September 20, 2006, (or, if later, on the date on which a person is first elected or begins to serve as a Non-Employee Director other than by reason of termination of employment), each person who is a Non-Employee Director on such date shall be granted an option to purchase shares of Common Stock equivalent to 0.5% of the fully-diluted common stock of the Company, as determined by the Committee, at a purchase price per share equal to the Fair Market Value of a share of Common Stock on the date of grant of such option.

(b) Exercise Period and Exercisability. Except as otherwise provided herein, each option granted under this Section 4A.2 may be exercised: (i) on the date that is three months after its date of grant, for 25% of the shares of Common Stock subject to such option on its date of grant, (ii) on the date that is six months after its date of grant, for an additional 25% of the shares of Common Stock subject to such option on its date of grant, (iii) on the date that is nine months after its date of grant, for an additional 25% of the shares of Common Stock subject to such option on its date of grant and (iv) on the date that is twelve months after its date of grant, for an additional 25% of the shares of Common Stock subject to such option on its date of grant. Each option granted under this Section 4A.2 shall expire five years after its date of grant. An exercisable option, or portion thereof, may be exercised in whole or in part only with respect to whole shares of Common Stock. Options granted under this Section 4A.2 shall be exercisable in accordance with Section 2.1(c).

4A.3 Termination of Directorship.

(a) Termination by Reason Other than Cause. If the holder of an option granted under Section 4A.2 ceases to be a director of the Company by any reason other than Cause, each such option held by such holder shall be exercisable only to the extent that such option is exercisable on the effective date of such holder’s ceasing to be a director and may thereafter be exercised by such holder (or such holder’s legal representative or similar person) until and including the earliest to occur of the (i) date which is one year after the effective date of such holder’s ceasing to be a director and (ii) the expiration date of the term of such option.

(b) Termination for Cause. If the holder of an option granted under Section 4A.2 ceases to be a director of the Company by reason of removal for Cause, each such option held by such holder shall terminate automatically on the effective date of such holder’s ceasing to be a director.

(c) Definition of “Cause”. For purposes of this Section 4A.3, “Cause” shall mean the willful engaging in conduct which is demonstrably injurious to the Company or any Subsidiary, monetarily or otherwise, including conduct that, in the reasonable judgment of the Committee, no longer conforms to the standard of the Company’s directors, any act of dishonesty, commission of a felony, or a significant violation of any statutory or common law duty of loyalty to the Company.

4A.4 Director Fees. The Company shall pay to each Non-Employee Director, in accordance with procedures to be specified by the Committee, an annual cash retainer and meeting fee of $16,000, pro rated for any partial year of service by a Non-Employee Director.”

4. Full Force and Effect. From and after stockholder approval of this Amendment, the Plan and this Amendment shall be read together as one and the same plan. Except as expressly amended pursuant to this Amendment, the Plan, as amended hereby, remains in full force and effect.

5. Miscellaneous.

(a) Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Minnesota, or if the Company is reincorporated in another state by merger or otherwise, the laws of such other state, and construed in accordance therewith without giving effect to principles of conflicts of law.

(b) Entire Agreement. This Amendment, together with the Plan, shall be read together as one instrument. Except as expressly amended pursuant to this Amendment, the Plan shall remain in full force and effect.

(c) Titles and Subtitles; Construction. The titles of the Section of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.

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